EXHIBIT 99.1

Thomas J. Fitzgerald	Mark A. Rozelle
Media Relations	Investor Relations
(203) 817-3549	(203) 817-3520
UST CHAIRMAN VINCENT A. GIERER, JR. RETIRING,
PRESIDENT AND CEO MURRAY S. KESSLER ELECTED CHAIRMAN
STAMFORD, Conn., Nov. 1, 2007 — UST Inc. (NYSE: UST) announced today that Vincent A. Gierer, Jr. will retire as non-executive chairman of the UST Board of Directors, effective December 31, 2007, in line with his previously expressed wishes for retirement. Gierer had agreed to stay for one year to allow for an orderly succession.
“We’re very grateful for Vince Gierer’s many years of service to UST and wish him well in his retirement,” said Murray S. Kessler, UST president and chief executive officer. “I’m especially appreciative for his contribution to our company’s board of directors within the last year as we successfully completed this period of transition.”
Additionally, the company announced that Murray S. Kessler, age 48, was elected to the additional role of chairman. He will assume this position on January 1, 2008.
Kessler became president and chief executive officer of UST on January 1, 2007. He has been a member of the company’s board of directors since 2005 and serves as chairman of the Strategic Review Committee. In November 2005, he was named chief operating officer of UST. He also served as president of U.S. Smokeless Tobacco Company (USSTC) from April 2000 until November 2005. He provided leadership for the development and implementation of a 2006 smokeless tobacco loyalty plan that resulted in the stabilization of premium sales volume. Kessler also strategically expanded the company’s wine business through several transactions, while also improving returns. He additionally guided Project Momentum, a $150-million plus cost-reduction initiative which enhances the company’s competitiveness to help ensure long-term consistent and sustainable earnings growth.
Kessler joined USSTC in 1999 with more than 18 years of consumer packaged goods experience at companies including Campbell Soup and Clorox. He received his bachelor’s in business administration from Villanova University and his master’s in marketing and finance from New York University’s Stern School.
In accordance with the company’s Corporate Governance Guidelines, John P. Clancey, as Chairman of the company’s Nominating & Corporate Governance Committee, will serve as Presiding Director, with responsibility for leading non-management executive sessions of the board and working with the chairman to set the board’s agenda.

Clancey has been a member of UST’s board of directors since December 1997. He has served as chairman of Maersk Inc. since December 1999. He previously served as president and chief executive officer of Sea-Land Service, Inc., a unit of CSX Corporation, from 1991 to December 1999.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Ste. Michelle Wine Estates produces and markets premium wines sold nationally under 15 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as distributes and markets Antinori products in the United States.
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